As filed with the Securities and Exchange Commission on May 7, 2018

Registration No. 333-

Registration No. 333-100709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

AND POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT

NO. 333-100709

UNDER

THE SECURITIES ACT OF 1933

COGNEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2713778
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One Vision Drive

Natick, Massachusetts 01760

(508) 650-3000

(Address of Principal Executive Offices)

Cognex Corporation 2001 General Stock Option Plan

As Amended and Restated

(Full Title of the Plan)

Robert J. Willett

President and Chief Executive Officer

Cognex Corporation

One Vision Drive

Natick, Massachusetts 01760

(508) 650-3000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Lisa R. Haddad, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.002 per share (3)	10,000,000	$43.045	$430,450,000	$53,591.03

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $.002 per share (“Common Stock”), that may become issuable as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices as reported on the NASDAQ Global Select Market on May 1, 2018.
(3)	This registration statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Company, which are attached to issued shares of Common Stock, pursuant to the terms of the Shareholder Rights Agreement dated December 5, 2008. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock or book-entry form along with the Common Stock, and will be transferred only with such Common Stock.

EXPLANATORY NOTE

This is a combined (i) new registration statement for Cognex Corporation (the “Company”) to register 10,000,000 newly authorized shares of common stock, par value $.002 per share (“Common Stock”), that may be offered or sold pursuant to the Company’s 2001 General Stock Option Plan, as Amended and Restated (the “Plan”); and (ii) post-effective amendment no. 1 to the registration statement on Form S-8 (File No. 333-100709) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 24, 2002 (the “2002 Registration Statement”). Pursuant to the 2002 Registration Statement, 7,500,000 shares of the Company’s Common Stock were registered for issuance under the Plan. The Plan was amended on August 14, 2007 to decrease the number of shares of Common Stock available for issuance under the Plan from 7,500,000 shares to 7,110,000 shares, which 390,000 shares of Common Stock are hereby deregistered under the 2002 Registration Statement. On each of September 16, 2013 and December 1, 2017, the Company effected a two-for-one stock split of its Common Stock in the form of a stock dividend, which resulted in a total of 28,440,000 shares of Common Stock authorized for issuance under the Plan. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the 2002 Registration Statement was deemed to cover the additional shares of Common Stock issuable under the Plan as a result of such stock splits. Upon the effectiveness of this filing, a total of 38,440,000 shares of Common Stock will have been registered for issuance under the Plan. The 2002 Registration Statement remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this registration statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017, as filed with the Commission on February 15, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2018, as filed with the Commission on April 30, 2018;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 15, 2018 (Item 8.01 only), February 21, 2018, April 27, 2018, and April 30, 2018 (Item 8.01 only);

(d)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description; and

(e)	The description of the Company’ preferred stock purchase rights contained in the Company’s registration statement on Form 8-A, as filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments thereto or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his or her position as a director of the corporation unless he or she is deemed to have not acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and by-laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the by-laws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its by-laws.

The Company’s by-laws, as amended and restated, provide that, except as limited by law or otherwise provided in the by-laws, each director or officer of the Company (and his or her heirs and personal representatives) shall be indemnified by the Company against any expense incurred in connection with each proceeding in which he or she is involved as a result of his or her serving or having served as a director or officer. The by-laws further provide that no indemnification shall be provided to a director or officer with respect to a proceeding as to which it shall have been adjudicated that he or she did not act in good faith in the reasonable belief that his or her action was in the best interests of the Company. The Company will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of an undertaking by the director or officer to repay such sums if it is subsequently established that he or she is not entitled to indemnification.

The by-laws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not the Company would have the power to indemnify such director or officer against such expense under the by-laws.

The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description
4.1	Restated Articles of Organization of Cognex Corporation effective June 27, 1989, as amended through May 5, 2016 (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the Commission on August 1, 2016).

4.2*	Articles of Amendment to Restated Articles of Organization of Cognex Corporation, effective May 2, 2018.

4.3	Articles of Amendment to Articles of Organization of Cognex Corporation establishing Series E Junior Participating Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the Commission on August 1, 2016).

4.4	By-laws of Cognex Corporation, as amended and restated through December 5, 2013 (incorporated herein by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the Commission on August 1, 2016).

4.5	Amendment to Amended and Restated By-laws of Cognex Corporation, effective May 5, 2016 (incorporated herein by reference to Exhibit 3.4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the Commission on August 1, 2016).

4.6	Specimen Certificate for Shares of Common Stock (incorporated herein by reference to Exhibit 4 of the Company’s registration statement on Form S-1, Registration No. 33-29020).(P)

4.7	Shareholder Rights Agreement, dated December 4, 2008, between the Company and National City Bank (incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form 8-A filed on December 5, 2008).

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1 to this registration statement).

23.2*	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature pages to this registration statement).

99.1*	Cognex Corporation 2001 General Stock Option Plan, as Amended and Restated.

*	Filed herewith
(P)	Paper filing

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Natick, the Commonwealth of Massachusetts on this 7th day of May, 2018.

COGNEX CORPORATION

By:	/s/ Robert J. Willett
Name:	Robert J. Willett
Title:	President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Willett and John J. Curran his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Shillman	Chairman of the Board of Directors	May 7, 2018
Robert J. Shillman	and Chief Culture Officer

/s/ Robert J. Willett	President, Chief Executive Officer	May 7, 2018
Robert J. Willett	and Director (principal executive officer)

/s/ John J. Curran	Senior Vice President of Finance and	May 7, 2018
John J. Curran	Chief Financial Officer
(principal financial and accounting officer)

/s/ Patrick A. Alias	Director	May 7, 2018
Patrick A. Alias

/s/ Eugene Banucci	Director	May 7, 2018
Eugene Banucci

/s/ Theodor Krantz	Director	May 7, 2018
Theodor Krantz

/s/ Dianne M. Parrotte	Director	May 7, 2018
Dianne M. Parrotte, M.D.

/s/ Jerry A. Schneider	Director	May 7, 2018
Jerry A. Schneider

/s/ Anthony Sun	Director	May 7, 2018
Anthony Sun